Exhibit 10.35

                                     RETIREMENT AGREEMENT

     THIS RETIREMENT AGREEMENT ("AGREEMENT") entered into as of this 29th day of December, 2000, by and between CARNIVAL CORPORATION, a corporation organized under the laws of the Republic of Panama (hereinafter called the "Corporation"), and MESHULAM ZONIS, residing in the County of Dade, State of Florida (hereinafter called the "Employee").
                                     W I T N E S S E T H :
     WHEREAS, the Corporation has derived substantial profits and benefits as a result of the Employee's employment; and
     WHEREAS, the Corporation wishes to reward Employee for his full-time employment with the Corporation; and
     WHEREAS, the Employee, has previously entered into an "Amended
Agreement" with Carnival Cruise Lines, Inc. on July 21, 1987; and
     WHEREAS, the Corporation and the Employee desire, by entering into this Agreement to supplement that Amended Agreement as it relates to certain benefits to be provided to Employee on account of his retirement from the Company;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:
     1. RESIGNATION. As of December 29, 2000, Employee hereby resigns from his position with the Corporation.
    2. STOCK OPTION PLAN. Any options granted to Executive pursuant to the Amended and Restated Carnival Corporation 1992 Stock Option Plan shall become exercisable, in whole or in part, at the time or times provided when originally granted, notwithstanding Employee's termination of employment with the Corporation. Any provision of the 1992 Stock Option Plan providing for a change in the exercisability of options granted to Executive due to termination of employment shall be null and void with respect to such options.
     3. MEDICAL INSURANCE. Employee and his spouse shall be eligible for the Corporation's health care program for executive employees as is currently provided, for the remainder of Employee and his spouse's life.
     4.     AIRLINE AND CRUISE PRIVILEGES.   Employee shall have airline and
cruise privileges in accordance with the policies and procedures, including appropriate tax treatment, as is currently available to senior executives of the Corporation.
     5. CONSULTING SERVICES. Employee shall receive $54,000 per year for five (5) years after his Resignation for consulting services rendered to the Corporation in his capacity as an independent contractor.
     6. DEATH BENEFITS. If the Employee should die, his spouse may exercise any remaining options in accordance with the terms of the 1992 Stock Option Plan. In addition, Employee's spouse will continue to receive health benefits under the Corporation's executive health plan for the remainder of her life.
     7. FORFEITURES OF BENEFITS. Notwithstanding anything herein contained to the contrary, all rights under the Agreement of the Employee, his designated beneficiary, personal representatives or any other person to receive payment thereof shall be forfeited if any of the following events shall occur:
          A) the Employee shall engage in any conduct or activity which, in the sole opinion of the Corporation, is inimical to the best interests of the Corporation;
          B) the Employee shall engage in competition, as more particularly described in paragraph 8 hereof; or
          C) after the Employee ceases to be employed by the Corporation, he shall fail or refuse to provide advice and counsel to the Corporation as and when reasonably requested to do so.
     8. In consideration of the benefits payable hereunder, the Employee shall not engage in competition with the Corporation, whether as an employee, independent contractor, more than Five Percent (5%) shareholder, partner or joint venturer, whether directly or indirectly, during the period beginning with the Employee's termination of employment and continuing until a date five
(5) years after the last date at which Deferred Compensation Benefits are payable under the Amended Agreement, in the cruise line, commercial shipping or other business engaged in at that time by the Corporation, to the extent such competition does or may affect the markets or areas where the Corporation conducts business. The Employee acknowledges that, due to the highly competitive nature of the Corporation's business, even though the Employee should expend substantial time and possess a high degree of skill, the impartation of substantial knowledge from the Corporation to the Employee would render serious and irreparable injury to the Corporation in the event of competition by the Employee in the leisure vacation industry, particularly with regard to the cruise, hotel, resort and gambling areas of said industry. Accordingly, the Employee also acknowledges that cessation of these benefits may not be a sufficient remedy of the Corporation and that the Corporation shall be additionally entitled to immediate injunctive relief to prevent the further competition of the Employee.
     9. If the Corporation shall find that the Employee or any other person to whom any benefit is due under this Agreement is unable to care for his affairs because of illness or accident, any benefit due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be provided to the spouse, a child, a parent or a brother or sister, or to any person deemed by the Corporation to have incurred expenses for the Employee, or such other person otherwise entitled to payment, in such manner and proportions as the Corporation may determine. Any such payment shall be a complete discharge of the liabilities of the Corporation under this Agreement.
     10. The Corporation shall have the full power and authority to interpret, construe and administer this Agreement; and the Corporation's interpretations and constructions thereof and actions thereunder, shall be binding and conclusive on all persons for all purposes. No officer or director of the Corporation shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless such action or omission is attributable to his own willful misconduct or lack of good faith.
     11. Nothing contained herein shall in any way affect or interfere with the right of the Employee to share or participate in any retirement plan of the Corporation or any profit-sharing, bonus or similar plan or benefit described in the Amended Agreement, in which he may be entitled to share or participate as an officer or employee of the Corporation.
     12. RELEASE OF CLAIMS. In exchange for the benefits described herein, Employee does hereby waive and does hereby release, knowingly and willingly, the Corporation, its subsidiaries, successors and predecessors, its employees, agents, directors and officers, past and present, from any and all claims of any nature whatsoever Employee has arising out of Employee's employment and/or the termination of Employee's employment, known or unknown, including but not limited to any claims Employee may have under federal, state or local employment, labor, contract, tort or anti-discrimination laws, statutes and case law and specifically claims arising under the federal Age Discrimination in Employment Act, the Civil Rights Acts of 1866 and 1964, as amended, the Americans with Disabilities Act, Executive Order 11246, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Labor-Management Relations Act, the Equal Pay Act, the Worker Adjustment Retraining and Notification Act, Smokers' Right Law, and any and all other state, local or county ordinances, statutes or regulations including claims for attorneys' fees, provided, however, that this release does not apply to claims for benefits arising out of obligations expressly undertaken in this Agreement and does not apply to claims arising out of any act or omission occurring after the date Employee signs this Agreement.
 Employee acknowledges and understands that this paragraph is intended to prevent Employee from making any claims against the Corporation regarding any matter or incident up to the date Employee executes this Agreement. Employee agrees and covenants not to sue and not to bring an action against the Corporation or its future parent corporations, its past, present and future divisions, subsidiaries, affiliates and related companies and their successors and assigns and all past, present and future directors, officers, employees and agents of these entities, personally and as directors, officers, employees and agents, before any court or other forum.
     13. This Agreement will cause any prior written or oral commitment or understanding between the Corporation and the Employee pertaining to the benefits described herein to be and become null and void.
     14. This Agreement and all interpretations, determinations and administrations shall be made on behalf of the Corporation by its Compensation Committee.
     15. This Agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns, and the Employee, his heirs, designated beneficiaries and personal representatives.
     16. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida.
     17. The restrictive covenant contained herein, which prohibits the Employee from engaging in any business in competition with the Corporation, shall survive (a) this Agreement, (b) any Termination of the employment of the Employee, and (c) the dates on which benefits are to be paid to the Employee for a period of five (5) years from and after the later of either the date of Termination or the last payment of benefits hereunder.
     18.     ACKNOWLEDGEMENTS AND CERTIFICATIONS
             Employee, acknowledges and certifies that Employee:
            (a) has read and understands all of the terms of this Agreement and does not rely on any representation or statement, written or oral, not set forth in this Agreement;
            (b) recognizes that certain of the benefits described herein may be taxable to him;
            (c) has had a reasonable period of time to consider this Agreement;
            (d)     is signing this Agreement knowingly and voluntarily;
            (e) has been advised to consult with an attorney before signing this Agreement;
            (f) has the right to consider the terms of this Agreement for 21 days and if Employee takes fewer than 21 days to review this Agreement, Employee hereby waives any and all rights to the balance of the 21-day review period; and
            (g) has the right to revoke this Agreement within seven days after signing it. If Employee revokes this Agreement during this seven-day period, it becomes null and void in its entirety.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.
      CARNIVAL CORPORATION
By:/s/ Howard S. Frank
   Howard S. Frank

Its:Vice Chairman of the Board of Directors and Chief Operating Officer
Attest: /s/ Irma M. Tharp
         (CORPORATE SEAL)

Signed, sealed & delivered
in the presence of:
/s/  Dorothy A. Best
/s/  Carolyn Piper
                                               /s/  Meshulam Zonis
                                          MESHULAM ZONIS ("Employee")